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                                                                    EXHIBIT 10.4




                                [RCRe Letterhead]



                                   May 5, 2000


Folksamerica Holding Company, Inc.
Folksamerica Reinsurance Company
One Liberty Plaza, 19th Floor
New York, NY  10008

                           Re: AVIATION RETRO PROGRAM

Gentlemen:

      Reference is made to the Asset Purchase Agreement, dated as of January 10, 2000, by and among Risk Capital Holdings, Inc., Risk Capital Reinsurance Company, Folksamerica Holding Company, Inc. and Folksamerica Reinsurance Company (the "AGREEMENT"). Capitalized terms used without definition herein have the meanings given to them in the Agreement.

            1. NET FINANCIAL POSITION LOSS. The Company represents and warrants that the reinsurance protecting the aviation business (the "AVIATION BUSINESS") assumed by FRC pursuant to the Transfer and Assumption Agreement (the "AVIATION RETRO PROGRAM") limits the Net Financial Position Loss with respect to any occurrence within the Aviation Business after Closing to no more than $5.4 million per occurrence (assuming that the reinstatements provided for in the Aviation Retro Program have not been exhausted). If any such Net Financial Position Loss with respect to any occurrence does exceed $5.4 million (i) because the maximum Net Financial Position Loss under the Aviation Retro Program is, in fact, greater than $5.4 million per occurrence (other than as a result of the exhaustion of the reinstatements provided for in the Aviation Retro Program) or (ii) as a result of the expiration of the Aviation Retro Program after June 30, 2001 (such excess amount above $5.4 million being referred to as the "EXCESS LOSS"), FRC shall give prompt notice thereof to the Company. Within 30 days of the Company's receipt of notice from FRC that FRC has paid the Excess Loss and subject to Section 4 below and Purchaser's compliance with Section 5 below, the Company shall pay FRC an amount equal to the Excess Loss. The aggregate amount of all such payments by the Company (plus, for purposes of Section 3 hereof, the aggregate amount that would be payable by the Company hereunder after FRC has paid all Excess Losses), less the aggregate amount paid to the Company pursuant to Section 2 below, is referred to herein as the "EXCESS LOSS PAYMENT AMOUNT."

            For the avoidance of doubt, the parties expressly agree that:

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                  (a) the Company shall not be responsible for any Excess Loss resulting from (i) the failure to collect amounts due from any reinsurer (other than as a result of a final judicial determination that the reinsurer is not required to pay any such amount because the reinsurance provided was based on incorrect information supplied to the reinsurer by the Company), (ii) any offset by any reinsurer against amounts due to such reinsurer (other than offsets relating to reinstatements due to such reinsurer that are reflected in the applicable Net Financial Position Loss calculation), (iii) the exhaustion of reinstatements provided for in the Aviation Retro Program, or (iv) any other cause, except for the items set forth in clauses (i) and (ii) of the second sentence of this Section 1; and

                  (b) the sole remedy for a breach of the representation and warranty in this Section 1 shall be the indemnity provided in the third sentence hereof.

            "NET FINANCIAL POSITION LOSS" means, with respect to any occurrence,
      (i) incurred losses paid by FRC plus case reserves as reported by reinsureds less (ii) reinsurance recoverables paid or payable to FRC less
      (iii) reinstatement premiums paid or payable to FRC plus (iv) reinstatement premiums paid or payable by FRC plus (v) broker commissions paid by FRC, if any, in each case, with respect to such occurrence. Notwithstanding the foregoing, if there is an occurrence between the 30th month after the Closing and the Settlement Date (defined below), for purposes of calculating the Net Financial Position Loss for such occurrence, the calculation of the losses under clause (i) above shall not be based on the incurred losses paid by FRC and the case reserves reported by the reinsureds, but rather on the industry loss established by the Broker (defined below) and the net participations of such reinsureds in the industry loss as reported to the Broker.

            2. NET PROFIT. In the event that there is a Net Profit on any occurrence within the Aviation Business, FRC shall pay to the Company, within 30 days of such occurrence, an amount equal to the Company's PRO RATA share, if any, of such Net Profit based upon the Excess Loss Payment Amount over FRC's Aggregate Net Financial Position Loss (defined below) immediately prior to such occurrence.

            "NET PROFIT" means, with respect to any occurrence, the excess of
      (x) reinstatement premium paid or payable to FRC less reinstatement premium paid or payable by FRC (including any broker commissions paid by FRC, if any) over (y) the gross indemnity paid or payable by FRC less reinsurance recoverables paid or payable, in each case, with respect to such occurrence.

            3. SETTLEMENT. (a) Promptly following the third anniversary of the Closing (the "SETTLEMENT DATE"), FRC shall redetermine the Net Financial Position Loss/Net Profit with respect to each occurrence within the Aviation Business as of the Settlement Date.

            If the Excess Loss with respect to any occurrence is greater than the amount paid by the Company pursuant to Section 1 above with respect to such occurrence, the amount of such excess shall be payable by the Company to FRC, and if the Excess Loss with


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      respect to any occurrence is less than the amount paid by the Company pursuant to Section 1 above with respect to such occurrence, the amount of such deficiency shall be payable by FRC to the Company.

            If the Net Profit with respect to any occurrence is greater than the amount paid by FRC to the Company pursuant to Section 2 above with respect to such occurrence, the amount of such excess shall be payable by FRC to the Company to the extent that the Excess Loss Payment Amount has not been reduced to zero, and if the Net Profit with respect to any occurrence is less than the amount paid by FRC to the Company pursuant to Section 2 above with respect to such occurrence, the amount of such deficiency shall be payable by the Company to FRC.

            (b) Promptly following the Settlement Date, FRC shall determine the Aggregate Net Financial Position Loss/Aggregate Net Profit with respect to all occurrences in the aggregate within the Aviation Business as of the Settlement Date. "AGGREGATE NET FINANCIAL POSITION LOSS" means the sum of all Net Financial Position Losses with respect to each occurrence less the Excess Loss Payment Amount. If the Aggregate Net Financial Position Loss is less than zero (the absolute value of such amount being referred to as the "AGGREGATE NET PROFIT"), then the Aggregate Net Profit shall be payable by FRC to the Company.

            (c) The settlement of the payments pursuant to this Section 3, which shall be on a net basis, shall occur on the 15th day (or if such day is not a business day, on the immediately succeeding business day) following the Settlement Date, subject to Section 4 below.

            (d) All obligations and liabilities of each of the parties under this side letter shall terminate on the Settlement Date, except for the settlement payments in accordance with this Section 3.

            4. DISPUTES. In the event of a dispute regarding the calculation of either Net Financial Position Loss or Net Profit or Aggregate Net Financial Position Loss or Aggregate Net Profit, such dispute shall be resolved in accordance with the procedures set forth in Section 5 of the Escrow Agreement, which shall apply herein mutatis mutandis.

            5. RECORDS AND INFORMATION. At least twice per year and after each occurrence within the Aviation Business, representatives of the Company shall be entitled, upon reasonable notice during normal business hours, to inspect Purchaser's books and records involving the Aviation Business, including those relating to settlement and payment of claims and work papers of Purchaser's independent public accountants and actuaries and, at the Company's expense, to make copies of them, and to discuss them with Purchaser's representatives (including its independent accountants and actuaries).

            6. PURCHASE OF ADDITIONAL REINSURANCE. FRC shall purchase such additional reinsurance protections in respect of the Aviation Business as the Company shall request. Any such additional reinsurance protections shall be at the Company's expense, and any


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      amounts payable to FRC under such additional reinsurance protections shall be taken into account in determining the amount of Net Financial Position Loss and Net Profit. Any additional reinsurance protections purchased pursuant to this Section 6 shall be included in, and deemed to be part of, the Aviation Retro Program for all purposes hereof.

            7. NO MODIFICATIONS. FRC shall not amend, modify or renew any Aviation Business or any of the Aviation Retro Program in any manner, or otherwise take any action relating to aviation business, that has a detrimental effect on the Company.

            8. E&O CLAIMS. In the event that the Company desires to pursue any "errors and omissions" claims against a broker involved in the Aviation Business, including Willis Re, Inc. (together with its affiliates, the "BROKER"), FRC shall assign such claims to the Company if it is permitted by law to do so (or the proceeds thereof if the assignment of the claim is not permitted by law), and cooperate with the Company, and provide such assistance as the Company reasonably requests, in the pursuit of such claims.

            9. MISCELLANEOUS. This side letter shall constitute a supplement to the Agreement within the meaning of Section 11.08 thereof. This side letter shall be governed by, and construed in accordance with, the laws of the State of New York, other than any conflict of law rules which might result in the application of the laws of any other jurisdiction. This side letter may be executed in one or more counterparts.

      Please acknowledge your agreement with the foregoing by signing in the space indicated below.

                                    RISK CAPITAL HOLDINGS, INC.
                                    RISK CAPITAL REINSURANCE COMPANY


                                    By: /s/ Peter A. Appel
                                        ---------------------------------
                                        Name:  Peter A. Appel
                                        Title: Executive Vice President & Chief
                                               Operating Officer


Agreed and acknowledged as
of the date first written above:

FOLKSAMERICA HOLDING COMPANY, INC.
FOLKSAMERICA REINSURANCE COMPANY


By: /s/ Donald A. Emeigh, Jr.
    -------------------------------
    Name:  Donald A. Emeigh, Jr.
    Title: Sr. Vice President, General Counsel
           & Secretary




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